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Exhibit 5.1

[Letterhead of Stoel Rives LLP]

March 24, 2004

Precision Castparts Corp.
4650 S.W. Macadam Ave., Suite 440
Portland, Oregon 97239

Re:	Registration Statement of Precision Castparts Corp.

        Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") filed by Precision Castparts Corp., an Oregon corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act") of the offer and exchange by the Company (the "Exchange Offer") of up to $200,000,000 principal amount of the Company's 5.60% Senior Notes due 2013 that have been registered under the Securities Act (the "New Notes"), which New Notes will be guaranteed (the "Guarantees") by each of the guarantors named in Schedule I hereto (the "Guarantors"), for a like principal amount of the Company's outstanding 5.60% Senior Notes due 2013 (the "Old Notes"), which Old Notes have also been guaranteed by the Guarantors.

        We have examined the following documents:

          (a)   the Indenture dated as of December 17, 1997, as amended by indentures supplemental thereto (the "Indenture," which term as used herein includes the First Supplemental Indenture dated June 30, 2001, the Second Supplemental Indenture dated December 9, 2003 and the Third Supplemental Indenture dated December 9, 2003), among the Company, the Guarantors and J.P. Morgan Trust Company, National Association (successor in interest to Bank One Trust Company, N.A. which was successor in interest to The First National Bank of Chicago), as trustee (the "Trustee");

          (b)   the form of the Old Notes and the New Notes; and

          (c)   the Notations of Guarantee executed by each of the Guarantors.

In addition, we have reviewed the documents executed by the Company and the Guarantors and the corporate action of the Company and the Guarantors in connection with these matters and have examined those corporate records, certificates and other documents and questions of law we deemed necessary as a basis for the opinions expressed below.

        In rendering the opinions, we have assumed the genuineness of all signatures, the authenticity of all documents provided to us as originals and the conformity to authentic original documents of all documents provided to us as certified, conformed or photostatic copies. As to questions of fact material to the following opinions, when relevant facts were not independently established, we have relied on certificates and representations of officers and representatives of the Company and its subsidiaries and certificates of public officials.

        Based on the foregoing, we are of the opinion that:

            (i)  The Company has been duly incorporated and is validly existing as a corporation under the laws of Oregon;

           (ii)  The Company has the corporate power and corporate authority to enter into and perform its obligations under the Indenture and the New Notes;

          (iii)  (a) Each corporate Guarantor is (i) validly existing as a corporation in good standing (if applicable) under the laws of the jurisdiction of its incorporation, and (ii) has the corporate power and corporate authority to enter into and perform its obligations under the Indenture and the Guarantees relating to the New Notes, (b) each limited liability company Guarantor is (i) validly existing as a limited liability company in good standing (if applicable) under the laws of the jurisdiction of its organization, and (ii) has the limited liability company power and limited liability company authority to enter into and perform its obligations under the Indenture and the Guarantees relating to the New Notes, (c) Wyman-Gordon Forgings LP is (i) validly existing as a limited partnership in good standing under the laws of the State of Delaware, and (ii) has the limited partnership power and limited partnership authority to enter into and perform its obligations under the Indenture and the Guarantees relating to the New Notes;

          (iv)  The Indenture has been duly authorized, executed and delivered by the Company and each of the Guarantors and (assuming the due authorization, execution and delivery of the Indenture by the Trustee) the Indenture constitutes a valid and legally binding instrument, enforceable against the Company and each of the Guarantors in accordance with its terms;

           (v)  The New Notes have been duly authorized and, when issued, authenticated and delivered in accordance with the terms of the Indenture and the Exchange Offer, the New Notes will be validly issued and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

          (vi)  When the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantees of the Guarantors will be the legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

        The opinions set forth in paragraphs (iv), (v) and (vi) are subject to the qualification that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

        The opinions expressed herein are limited to matters governed by the laws of the United States of America, the State of Oregon and, as to the enforceability opinions set forth in paragraphs (iv), (v) and (vi) above, the State of New York, and, with respect to the opinions set forth in paragraphs (iii) and (iv) above, matters governed by the corporations, limited liability company and limited partnership laws of the states of California, Colorado, Delaware, Georgia, Illinois, Massachusetts, Michigan, New York, Ohio, Pennsylvania, South Carolina, Tennessee and Wisconsin. In giving the opinion set forth in paragraph (iii) and the due authorization opinion set forth in paragraph (iv) above, as to matters governed by Colorado, Georgia, Illinois, Massachusetts, Michigan, Ohio, Pennsylvania, South Carolina, Tennessee and Wisconsin law, with your consent we have relied exclusively on the opinions of Davis Graham & Stubbs LLP, Parker, Hudson, Rainer & Dobbs LLP, Quarles & Brady LLP, Mirick, O'Connell, DeMallie & Lougee, LLP, Warner Norcross & Judd LLP, Baker & Hostetler LLP, Montgomery, McCracken, Walker & Rhoads LLP, Moore & Van Allen PLLC, Boult, Cummings, Conners & Berry PLC and Quarles & Brady LLP, respectively, each of which is being filed as an exhibit to the Registration Statement, and our opinions as to each such states' laws are based upon and subject to the assumptions, qualifications, limitations and exclusions set forth in such letters, which are incorporated herein by reference. We express no opinion as to the laws of any other jurisdiction. For purposes of this letter, "laws of the State of New York" means and is limited to present published statutes of the State of New York, the applicable provisions of the New York Constitution, the administrative rules and regulations of agencies of the State of New York as contained in the present published Official Compilation of Codes, Rules and Regulations of the State of New York, and the present published decisions of the courts of the State of New York that in each instance are normally applicable to transactions of the type contemplated by the Exchange Offer.

        This letter and the opinions contained herein are as of the date set forth above, and we do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our legal opinions expressed herein.

        This letter is furnished solely for the benefit of the Company and may not be filed with or furnished to any person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent. We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Securities Act or the rules under the Securities Act.

Very truly yours,
/s/ Stoel Rives LLP

SCHEDULE I

GUARANTORS

Subsidiary	Jurisdiction of Incorporation or Organization
Advanced Forming Technology, Inc.	Colorado
Avibank Mfg., Inc.	Delaware
Cannon-Muskegon Corporation	Michigan
Carmet Company	South Carolina
Carmet Investors, Inc.	Georgia
Greenville Metals, Inc.	Pennsylvania
Greer Stop Nut, Inc.	Tennessee
Howell Penncraft, Inc.	Delaware
International Extruded Products, LLC	New York
J&L Fiber Services, Inc.	Wisconsin
M. Argueso & Co., Inc.	Delaware
Metalac Fasteners, Inc.	Illinois
NSS Technologies, Inc.	Michigan
PCC Airfoils LLC	Ohio
PCC Composites, Inc.	Pennsylvania
PCC Specialty Products, Inc.	Delaware
PCC Structurals, Inc.	Oregon
Precision Founders Inc.	California
SPS International Investment Company	Delaware
SPS Technologies, LLC (f/k/a Star Acquisition, LLC)	Pennsylvania
SPS Technologies Waterford Company	Michigan
Unbrako, LLC	Delaware
WGF I LLC	Delaware
WGF II LLC	Delaware
WG Forgings 2 LLC	Delaware
WG Forgings 3 LLC	Delaware
WG Washington Street LLC	Delaware
Wyman-Gordon Company	Massachusetts
Wyman-Gordon Forgings (Cleveland), Inc.	Ohio
Wyman-Gordon Forgings LP	Delaware
Wyman-Gordon Investment Castings, Inc.	Delaware

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SCHEDULE I GUARANTORS